                                                                    EXHIBIT 12.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

                                                             SIX MONTHS     FISCAL YEAR ENDED    SIX MONTHS       SIX MONTHS
                                                               ENDED          DECEMBER 31,         ENDED        ENDED JUNE 30,
                             FISCAL YEAR ENDED JUNE 30,     DECEMBER 31,   -------------------    JUNE 30,    -------------------
                           ------------------------------   ------------                         ----------
                                             1996                                 1996                               1997
                             1995     -------------------       1995       -------------------      1996      -------------------
                           --------                PRO      ------------                PRO      ----------                PRO
                            ACTUAL     ACTUAL     FORMA        ACTUAL       ACTUAL     FORMA       ACTUAL      ACTUAL     FORMA
                           --------   --------   --------   ------------   --------   --------   ----------   --------   --------
Fixed Charges:
  Interest expense
    including amortization
    of debt issuance
    costs................. $    170   $ 10,477   $ 10,824     $  2,835     $ 10,390   $ 10,619    $  7,642    $ 12,421   $ 12,423
  Portion of rent expenses
    representative of
    interest(1)...........       66        385        425          124          561        581         261         917        957
                           --------   --------   --------      -------     --------   --------    --------    --------   --------
        Total fixed
          charges.........      236     10,862     11,249        2,959       10,951     11,200       7,903      13,358     13,380
Earnings (loss):
  Earnings (loss) before
    minority interest.....  (14,746)   (27,195)   (28,303)      (9,035)     (35,077)   (35,768)    (18,160)    (49,676)   (49,701)
  Fixed charges...........      236     10,862     11,249        2,959       10,951     11,200       7,903      13,336     13,380
                           --------   --------   --------      -------     --------   --------    --------    --------   --------
        Earnings (loss)
          adjusted for
          fixed charges... $(14,982)  $(38,057)  $(39,552)    $(11,994)    $(46,028)  $(46,968)   $(26,063)   $(63,014)  $(63,081)
Ratio of earnings (loss)
  to fixed charges........       --         --         --           --           --         --          --          --         --
Deficiency in earnings to
  cover fixed charges..... $(15,282)  $(30,246)  $(31,354)    $ (9,798)    $(37,345)  $(38,036)   $(20,448)   $(51,207)  $(51,232)
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(1) One-third of rent expense is deemed to be representative of interest.